Exhibit 99.1

Polaris Announces Expansion of Unsecured Term Loan Under Existing Credit Facility to Further Support Capital Allocation Strategy

MINNEAPOLIS, MN (DECEMBER 21, 2021) – Polaris Inc. (NYSE: PII) today announced that it has entered into an incremental $500 million 364-day unsecured term-loan facility, further enhancing the Company’s strong liquidity position.

“We remain committed to prudently managing the Company’s financial resources for the long-term by expanding our credit facility and taking advantage of the historically low interest rates and favorable margins for credit advances. The proceeds will be used for general corporate purposes, providing additional flexibility to execute our capital allocation priorities of organic growth investments in our businesses and the execution of our $1 billion share repurchase authorization. Our disciplined capital allocation strategy has driven significant value creation for our investors long-term, and we appreciate the support of our long-standing banking partners in this endeavor,” said Bob Mack, Polaris’ Executive Vice President and Chief Financial Officer.

U.S. Bank National Association served as administrative agent for the new term-loan agreement.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2020 sales of $7.03 billion, Polaris’ high-quality product line-up includes the Polaris RANGER, RZR and Polaris GENERAL side-by-side off-road vehicles; Sportsman all-terrain off-road vehicles; Indian Motorcycle mid-size and heavyweight motorcycles; Slingshot moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe.  www.polaris.com

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Media Contact:

Jessica Rogers

Phone: 763.513.3445

Jessica.Rogers@polaris.com

Investor Relations Contact:

Richard Edwards

Phone: 763.513.3477

Richard.Edwards@polaris.com